UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                                Siderca S.A.I.C.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                             Class A Ordinary Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    825863103
                      ------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)

[ ]      Rule 13d-1(c)

[X]      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

...............................
CUSIP NO. 825863103
...............................

--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ROBERTO ROCCA

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                            (a)  [ ]

                                                            (b)  [ ]

--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      ITALY

--------------------------------------------------------------------------------
                     5. SOLE VOTING POWER: NONE

  NUMBER OF          ...........................................................
   SHARES            6. SHARED VOTING POWER: 991,085,542
BENEFICIALLY
  OWNED BY           ...........................................................
    EACH             7. SOLE DISPOSITIVE POWER: NONE
 REPORTING
   PERSON            ...........................................................
    WITH:            8. SHARED DISPOSITIVE POWER: 991,085,542

--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 991,085,542

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                 [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 99.11%

--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): IN

--------------------------------------------------------------------------------


                               Page 2 of 28 Pages

...............................
CUSIP NO. 825863103
...............................

--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ROCCA & PARTNERS S.A.

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                            (a)  [ ]

                                                            (b)  [ ]

--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      BRITISH VIRGIN ISLANDS

--------------------------------------------------------------------------------
                     5. SOLE VOTING POWER: NONE

  NUMBER OF          ...........................................................
   SHARES            6. SHARED VOTING POWER: 991,085,542
BENEFICIALLY
  OWNED BY           ...........................................................
    EACH             7. SOLE DISPOSITIVE POWER: NONE
 REPORTING
   PERSON            ...........................................................
    WITH:            8. SHARED DISPOSITIVE POWER: 991,085,542

--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 991,085,542

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                 [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 99.11%

--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): CO

--------------------------------------------------------------------------------


                               Page 3 of 28 Pages

...............................
CUSIP NO. 825863103
...............................

--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      SAN FAUSTIN N.V.

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                            (a) [ ]

                                                            (b) [ ]

--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      NETHERLANDS ANTILLES

--------------------------------------------------------------------------------
                     5. SOLE VOTING POWER: NONE

  NUMBER OF          ...........................................................
   SHARES            6. SHARED VOTING POWER: 991,085,542
BENEFICIALLY
  OWNED BY           ...........................................................
    EACH             7. SOLE DISPOSITIVE POWER: NONE
 REPORTING
   PERSON            ...........................................................
    WITH:            8. SHARED DISPOSITIVE POWER: 991,085,542

--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 991,085,542

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                 [ ]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 99.11%

--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): CO

--------------------------------------------------------------------------------


                               Page 4 of 28 Pages

...............................
CUSIP NO. 825863103
...............................

--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      I.I.I. INDUSTRIAL INVESTMENTS INC.

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                            (a) [ ]

                                                            (b) [ ]

--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      BRITISH VIRGIN ISLANDSS

--------------------------------------------------------------------------------
                     5. SOLE VOTING POWER: NONE

  NUMBER OF          ...........................................................
   SHARES            6. SHARED VOTING POWER: 991,085,542
BENEFICIALLY
  OWNED BY           ...........................................................
    EACH             7. SOLE DISPOSITIVE POWER: NONE
 REPORTING
   PERSON            ...........................................................
    WITH:            8. SHARED DISPOSITIVE POWER: 991,085,542

--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 991,085,542

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                 [ ]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 99.11%

--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): CO

--------------------------------------------------------------------------------


                               Page 5 of 28 Pages

...............................
CUSIP NO. 825863103
...............................

--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      SIDERTUBES S.A.

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                            (a) [ ]

                                                            (b) [ ]

--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      LUXEMBOURG

--------------------------------------------------------------------------------
                     5. SOLE VOTING POWER: NONE

  NUMBER OF          ...........................................................
   SHARES            6. SHARED VOTING POWER: 991,085,542
BENEFICIALLY
  OWNED BY           ...........................................................
    EACH             7. SOLE DISPOSITIVE POWER: NONE
 REPORTING
   PERSON            ...........................................................
    WITH:            8. SHARED DISPOSITIVE POWER: 991,085,542

--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 991,085,542

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                 [ ]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 99.11%

--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): CO

--------------------------------------------------------------------------------


                               Page 6 of 28 Pages

...............................
CUSIP NO. 825863103
...............................

--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      TENARIS S.A.

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                            (a) [ ]

                                                            (b) [ ]

--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      LUXEMBOURG

--------------------------------------------------------------------------------
                     5. SOLE VOTING POWER: NONE

  NUMBER OF          ...........................................................
   SHARES            6. SHARED VOTING POWER: 991,085,542
BENEFICIALLY
  OWNED BY           ...........................................................
    EACH             7. SOLE DISPOSITIVE POWER: NONE
 REPORTING
   PERSON            ...........................................................
    WITH:            8. SHARED DISPOSITIVE POWER: 991,085,542

--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 991,085,542

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                 [ ]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 99.11%

--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): CO

--------------------------------------------------------------------------------


                               Page 7 of 28 Pages

...............................
CUSIP NO. 825863103
...............................

--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      INVERTUB S.A.

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                            (a) [ ]

                                                            (b) [ ]

--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      ARGENTINA

--------------------------------------------------------------------------------
                     5. SOLE VOTING POWER: NONE

  NUMBER OF          ...........................................................
   SHARES            6. SHARED VOTING POWER: 991,085,542
BENEFICIALLY
  OWNED BY           ...........................................................
    EACH             7. SOLE DISPOSITIVE POWER: NONE
 REPORTING
   PERSON            ...........................................................
    WITH:            8. SHARED DISPOSITIVE POWER: 991,085,542

--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 991,085,542

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                 [ ]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 99.11%

--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): CO

--------------------------------------------------------------------------------


                               Page 8 of 28 Pages

Item 1.
      (a) Name of Issuer:

          Siderca Sociedad Anonima Industrial y Comercial (Siderca S.A.I.C.)

      (b) Address of Issuer's Principal Executive Offices:

          Av. Leandro N. Alem, 1067, Buenos Aires, Argentina

Item 2.
      (a) Name of Person Filing:

          Roberto Rocca
          Rocca & Partners S.A.
          San Faustin N.V.
          I.I.I. Industrial Investments Inc.
          Sidertubes S.A.
          Tenaris S.A.
          Invertub S.A.

      (b) Address of Principal Business Office or, if none, Residence:

           Roberto Rocca
           Av. Leandro N. Alem 1067, 29th floor
           Buenos Aires
           Argentina

           Rocca & Partners
           Vanterpool Plaza, 2nd Floor,
           Wickhams Cay I, Road Town, Tortola
           British Virgin Islands

           San Faustin N.V.
           Berg Arrarat 1
           Curacao
           Netherlands Antilles

           I.I.I. Industrial Investments Inc.
           Vanterpool Plaza, 2nd Floor,
           Wickhams Cay I, Road Town
           British Virgin Islands

           Sidertubes S.A.
           23 Avenue Monterey
           L-2086 Luxembourg

           Tenaris S.A.
           23, Avenue Monterey
           L-2163 Luxembourg

           Invertub S.A.
           Av. Leandro N. Alem 1067, 28th Floor,
           Buenos Aires
           Argentina


                               Page 9 of 28 Pages

      (c) Citizenship:

          See item 4 on page 2
          See item 4 on page 3
          See item 4 on page 4
          See item 4 on page 5
          See item 4 on page 6
          See item 4 on page 7
          See item 4 on page 8

      (d) Title of Class of Securities:

          Class A Ordinary Shares

      (e) CUSIP Number:

          825863103

Item 3. If this statement is filed pursuant toss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: (Not Applicable)

(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
(b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c) [ ] Insurance company as defined in section 3(a)(19) of the Act
        (15 U.S.C. 78c);
(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
(f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
(g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
        (15 U.S.C. 80a-3);
(j) [ ] Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) Amount beneficially owned:

          See item 9 on page 2
          See item 9 on page 3
          See item 9 on page 4
          See item 9 on page 5
          See item 9 on page 6
          See item 9 on page 7
          See item 9 on page 8


                              Page 10 of 24 pages

      (b) Percent of class:

          See item 11 on page 2
          See item 11 on page 3
          See item 11 on page 4
          See item 11 on page 5
          See item 11 on page 6
          See item 11 on page 7
          See item 11 on page 8

      (c) Number of shares as to which the person has:

   (i) Sole power to vote or to direct the vote:

          See item 5 on page 2
          See item 5 on page 3
          See item 5 on page 4
          See item 5 on page 5
          See item 5 on page 6
          See item 5 on page 7
          See item 5 on page 8

   (ii) Shared power to vote or to direct the vote:

          See item 6 on page 2
          See item 6 on page 3
          See item 6 on page 4
          See item 6 on page 5
          See item 6 on page 6
          See item 6 on page 7
          See item 6 on page 8

   (iii) Sole power to dispose or to direct the disposition of:

          See item 7 on page 2
          See item 7 on page 3
          See item 7 on page 4
          See item 7 on page 5
          See item 7 on page 6
          See item 7 on page 7
          See item 7 on page 8

   (iv) Shared power to dispose or to direct the disposition of:

          See item 8 on page 2
          See item 8 on page 3
          See item 8 on page 4
          See item 8 on page 5
          See item 8 on page 6
          See item 8 on page 7
          See item 8 on page 8


                              Page 11 of 24 pages

Item 5.     Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

      Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

      Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

      See Exhibit A.

Item 8.     Identification and Classification of Members of the Group.

      Not applicable.

Item 9.     Notice of Dissolution of Group.

      Not applicable.

Item 10.    Certification.

      Not applicable.


                              Page 12 of 24 pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by Roberto Rocca to sign this statement, certify that the information set forth in this Schedule 13G is true, complete and correct.

      Pursuant to Rule 13d-1(k)(1),  the undersigned joins in the filing of this
Schedule 13G on his own behalf and on behalf of ROCCA & PARTNERS, SAN FAUSTIN N.V., SIDERTUBES S.A., I.I.I. INDUSTRIAL INVESTMENTS INC., TENARIS S.A. and INVERTUB S.A.

January 23, 2003

                                                     ---------------------------
                                                          Fernando Mantilla
                                                          Attorney-in-fact


                              Page 13 of 24 pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by ROCCA & PARTNERS S.A. to sign this statement, certify that the information set forth in this Schedule 13G is true, complete and correct.

      Pursuant to Rule 13d-1(k)(1),  the undersigned joins in the filing of this
Schedule 13G on his own behalf and on behalf of Roberto ROCCA, SAN FAUSTIN N.V., SIDERTUBES S.A, I.I.I. INDUSTRIAL INVESTMENTS INC., TENARIS S.A. and INVERTUB S.A.

January 23, 2003

                                                     ---------------------------
                                                         Fernando Mantilla
                                                         Attorney-in-fact


                              Page 13 of 24 pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by San Faustin N.V. to sign this statement, certify that the information set forth in this Schedule 13G is true, complete and correct.

      Pursuant to Rule 13d - 1(k)(1), the undersigned joins in the filing of this Schedule 13G on his own behalf and on behalf of Roberto Rocca, ROCCA & PARTNERS, SIDERTUBES S.A., I.I.I. INDUSTRIAL INVESTMENTS INC., TENARIS S.A. and INVERTUB S.A.

January 23, 2003

                                                     ---------------------------
                                                         Fernando Mantilla
                                                         Attorney-in-fact


                              Page 15 of 24 pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by I.I.I. Industrial Investments Inc. to sign this statement, certify that the information set forth in this
Schedule 13G is true, complete and correct.

      Pursuant to Rule 13d - 1(k)(1), the undersigned joins in the filing of this Schedule 13G on his own behalf and on behalf of Roberto Rocca, ROCCA & PARTNERS, SAN FAUSTIN N.V., SIDERTUBES S.A., TENARIS S.A. and INVERTUB S.A.

January 23, 2003

                                                     ---------------------------
                                                         Fernando Mantilla
                                                         Attorney-in-fact


                              Page 16 of 24 pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by Sidertubes S.A. to sign this statement, certify that the information set forth in this Schedule 13G is true, complete and correct.

      Pursuant to Rule 13d -1(k)(1), the undersigned joins in the filing of this
Schedule 13G on his own behalf and on behalf of Roberto Rocca, ROCCA & PARTNERS, I.I.I. INDUSTRIAL INVESTMENTS INC., SAN FAUSTIN N.V., TENARIS S.A. and INVERTUB S.A.

January 23, 2003

                                                     ---------------------------
                                                          Fernando Mantilla
                                                          Attorney-in-fact


                              Page 17 of 24 pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by Tenaris S.A. to sign this statement, certify that the information set forth in this Schedule 13G is true, complete and correct.

      Pursuant to Rule 13d -1(k)(1), the undersigned joins in the filing of this
Schedule 13G on his own behalf and on behalf of Roberto Rocca, ROCCA & PARTNERS, I.I.I. INDUSTRIAL INVESTMENTS INC., SAN FAUSTIN N.V., SIDERTUBES S.A. and INVERTUB S.A.

January 23, 2003

                                                     ---------------------------
                                                          Fernando Mantilla
                                                          Attorney-in-fact


                              Page 18 of 24 pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by Invertub S.A. to sign this statement, certify that the information set forth in this Schedule 13G is true, complete and correct.

      Pursuant to Rule 13d - 1(k)(1), the undersigned joins in the filing of this Schedule 13G on his own behalf and on behalf of Roberto Rocca, ROCCA & PARTNERS, I.I.I. INDUSTRIAL INVESTMENTS INC., SAN FAUSTIN N.V., SIDERTUBES S.A. and TENARIS S.A.

January 23, 2003

                                                     ---------------------------
                                                          Fernando Mantilla
                                                          Attorney-in-fact


                              Page 19 of 24 pages

                                  EXHIBIT INDEX

Exhibit     Description

A           Item 7 Information.
B           Power of Attorney for Roberto Rocca, dated March 7, 2002*.
C           Power of Attorney for Rocca & Partners S.A., dated March 7, 2002*.
D           Power of Attorney for San Faustin N.V., dated March 7, 2002*.
E           Power of Attorney for I.I.I. Industrial Investments Inc., dated
              January 17, 2003.
F           Power of Attorney for Sidertubes S.A., dated March 7, 2002*.
G           Power of Attorney for Tenaris S.A., dated January 17, 2003
H           Power of Attorney for Invertub S.A., dated January 17, 2003

----------
*     Incorporated by reference to the power of attorney filed as exhibit to the
      Schedule 13G filed by the reporting persons on March 8, 2002.


                              Page 20 of 24 pages

                                                                       EXHIBIT A

                               ITEM 7 INFORMATION

Roberto Rocca controls a majority of the voting power of Rocca & Partners S.A. Roberto Rocca and Rocca & Partners share majority voting power over San Faustin N.V.

Sidertubes S.A. is a wholly-owned subsidiary of I.I.I. Industrial Investments Inc., which is a wholly-owned subsidiary of San Faustin N.V.

Tenaris S.A., a subsidiary of Sidertubes S.A. and San Faustin N.V., holds the shares of Siderca S.A.I.C. directly and through its subsidiary, Invertub S.A.


                              Page 21 of 24 pages

                                                                       EXHIBIT E

               [LETTERHEAD OF I.I.I. INDUSTRIAL INVESTMENTS Inc.]

                                POWER OF ATTORNEY

      The undersigned, Roberto Bonatti, President of I.I.I. INDUSTRIAL INVESTMENTS Inc., a company organized under the laws of the British Virgin Islands, hereby constitutes and appoints Carlos Manuel Franck, Fernando R. Mantilla and Carlos E. Zandona, and each of them, as attorneys or attorney of the undersigned with full power of substitution and resubstitution, to sign on its behalf a Statement on Schedule 13G relating to the Common Stock of SIDERCA S.A.I.C., including any agreements attached as exhibits thereto, and to sign any or all amendments to such Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys or attorney, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, hereby ratifying and confirming all that said attorneys or attorney, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

By: /s/ Roberto Bonatti
    -------------------
    Roberto Bonatti
    President

Dated: January 17, 2003


                              Page 22 of 24 pages

                                                                       EXHIBIT G

                             [LETTERHEAD OF TENARIS]

                                POWER OF ATTORNEY

      The undersigned, Fernando Mantilla, Director of Tenaris S.A., a company organized under the laws of the Luxembourg, hereby constitutes and appoints Carlos Manuel Franck, Fernando R. Mantilla and Carlos E. Zandona, and each of them, as attorneys or attorney of the undersigned with full power of substitution and resubstitution, to sign on its behalf a Statement on Schedule 13G relating to the Common Stock of SIDERCA S.A.I.C., including any agreements attached as exhibits thereto, and to sign any or all amendments to such Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys or attorney, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, hereby ratifying and confirming all that said attorneys or attorney, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.





By: /s/ Fernando Mantilla
    ---------------------
    Fernando Mantilla
    Director

Dated: January 17, 2003


                              Page 23 of 24 pages

                                                                       EXHIBIT H

                          [LETTERHEAD OF INVERTUB S.A.]

                                POWER OF ATTORNEY

      The undersigned, Carlos Franck, President of INVERTUB S.A., a company organized under the laws of the Argentina Republic, hereby constitutes and appoints Carlos Manuel Franck, Fernando R. Mantilla and Carlos E. Zandona, and each of them, as attorneys or attorney of the undersigned with full power of substitution and resubstitution, to sign on its behalf a Statement on Schedule 13G relating to the Common Stock of SIDERCA S.A.I.C., including any agreements attached as exhibits thereto, and to sign any or all amendments to such Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys or attorney, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, hereby ratifying and confirming all that said attorneys or attorney, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

By: /s/ Carlos Franck
    -----------------
    Carlos Franck
    President

Dated: January 17, 2003


                              Page 24 of 24 pages